Exhibit 4.2
Entertainment Art Inc.

5 North Village Avenue
2nd floor
Rockville Centre, NY 11570
Phone:   (516) 887-8200
Fax:      (516) 887-8250

PROMISSORY NOTE

October 31, 2009	$9,000

Entertainment Art Inc., a Corporation under the laws of Nevada (“Issuer”), hereby promises to pay to the order of Camal Group SA, a Corporation under the laws of Panama (“Noteholder”) the principal sum of nine thousand ($9,000) or, if less, the aggregate unpaid principal amount outstanding on the Maturity Date, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, plus interest accrued thereon at the rate of 9% per annum. The principal and accrued interest hereunder shall, at the election of the Noteholder, become immediately due and payable in full five (5) days after Noteholder demands payment from Issuer (the "Maturity Date").

The outstanding principal sum due hereunder may be prepaid by the Issuer at any time without penalty or premium.

In case one or more of the following events (each, an “Event of Default”) (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) shall have occurred and be continuing:

(a)           default in the payment of all or any part of the principal of any of this Note as and when the same shall become due and payable in accordance with the terms hereof or otherwise; or

(b)           Issuer pursuant to or within the meaning of any bankruptcy law:

(i)	commences a voluntary case or proceeding,

(ii)	consents to the entry of an order for relief against it in an involuntary case or proceeding,

(iii)	consents to the appointment of a custodian of it or for all or substantially all of its property,

(iv)	makes a general assignment for the benefit of its creditors, or

(v)	admits in writing its inability to pay its debts as the same become due;

or

(c)           a court of competent jurisdiction enters an order or decree under any bankruptcy law that:

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(i)	is for relief against Issuer in an involuntary case,

(ii)	appoints a custodian of Issuer or for all or substantially all of the property of Issuer, or

(iii)	orders the liquidation of Issuer,

and such order or decree remains unstayed and in effect for 30 days;

then, in each case where an Event of Default occurs, the Noteholder, by notice in writing to Issuer (the “Acceleration Notice”), may, at its option, declare the outstanding principal hereunder to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable.

No right or remedy herein conferred upon or reserved to the Noteholder is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

This Note shall be governed by and be construed in accordance with the laws of the State of New York without regard to the conflicts of law rules of such state.  The Issuer hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the courts sitting in New York, and any appellate court from any thereof, in respect of actions brought against it as a defendant, in any action, suit or proceeding arising out of or relating to this Note, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action, suit or proceeding may be heard and determined in such courts.  Each of the parties hereto agrees that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Issuer hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this Note, or in any court referred to above.  Issuer further hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action, suit proceeding in any such court and waives any other right to which it may be entitled on account of its place of residence or domicile.

Issuer hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically provided herein, and assent to extensions of the time of payment, or forbearance or other indulgence without notice.

IN WITNESS WHEREOF, Issuer has caused this Promissory Note to be duly executed as of the date first set forth above.

By:/s/ Joseph Koegel
Name: Joseph Koegel
Title: President

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